ASSET ACQUISITION AGREEMENT


THIS AGREEMENT made as of this 26th day of March 2004 has an effective date of April 5, 2004.


BETWEEN:

                  SOLID RESOURCES LTD., an Alberta Corporation
                  #128, 2833 Broadmoor Boulevard
                  Sherwood Park, Alberta   T8H 2H3
                  (hereinafter referred to as "Solid")

                                                            OF THE FIRST PART

AND
                  GOLDTECH MINING CORPORATION, a Nevada Corporation c/o Law offices of Tolan S. Furusho 2200 112th Avenue NE, Suite 200 Bellevue, Washington 98004 (hereinafter referred to as "Goldtech")

                                                           OF THE SECOND PART


WHEREAS Solid has assembled a group of mineral claims situated in the Golpejas Area, Salamanca Castilla y Leon Region in Spain with respect to which Solid is the recorded and beneficial owner subject to the provisions of the Spanish Mining Regulations; the perimeters of which are outlined in Schedules A and B and are hereinafter referred to as the "Golpejas Concessions" or the "Property".

AND WHEREAS Solid will sell 100% of their rights, title and interest in the Golpejas Concessions to Goldtech, which amounts to one hundred percent (100%) of the Golpejas Concessions.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1. In consideration of Goldtech performing a minimum of $600,000 U.S. of recordable exploration work on the Property by September 15, 2007 (breakdown of required work expenditures as follows), a cash payment of $25,000.00 U.S. to be paid to Solid by Goldtech within 60 days of signing this agreement, AND a twenty-five (25%) percent carried interest in the property, Goldtech shall acquire all rights, title and interest in the Golpejas Concession

         (100%) interest in the Property. The carried interest entitles Solid to 25% of profits after all costs or production or 25% of the proceeds in the event the property is sold.

         The minimum recordable exploration work which Goldtech undertakes to expend on the Property is as follows:

    $ 150,000 U.S. by September 15, 2004 (drilling and other related costs)
    $ 150,000 U.S. by September 15, 2005 (drilling and other related costs)
    $ 150,000 U.S. by September 15, 2006 (drilling and other related costs)
    $ 150,000 U.S. by September 15, 2007 (infill drilling and feasibility study)

         Totalling $600,000 U.S. by September 15, 2007

         In the event Goldtech fails, refuses or is otherwise unable to make the expenditures in accordance with the above schedule ownership in the property will revert to Solid.

2. Solid shall retain a twenty-five percent (25%) carried interest in the Property and shall be responsible for managing all exploratory work and obtaining the necessary work permits needed from time to time on the Property, subject to Goldtech's approval on the work to be performed from time to time. For a twenty-four (24) month period from the date of signing of this Agreement, Solid has the exclusive right to convert any part of or all of its twenty-five percent (25%) carried interest for up to 5,000,000 common shares of Goldtech at a rate of 200,000 shares for each 1% of the carried interest. Goldtech undertakes to register the shares issued to Solid with the Securities and Exchange Commission in order to remove any trading restrictive legend which must be imposed at the time of issuance according to law. The restrictive legend is removed upon the effective date of the registration statement filed with the Securities and Exchange Commission, and all of the shares of common stock registered in that statement will become "free-trading" in the public marketplace.

                       THE SECURITIES WHICH MAY BE ISSUED AS PER THIS AGREEMENT AND REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER HEREOF, BY ACCEPTING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (D) IN ACCORDANCE WITH ANY OTHER EXEMPTION UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS UPON THE DELIVERY OF A LEGAL OPINION, REASONABLY SATISFACTORY TO THE ISSUER, TO THE FOREGOING EFFECT.

         In the event of any restructuring of Goldtech's issued and outstanding shares of common stock which would result in a forward split or reverse split of the shares of common stock of Goldtech, then the 5,000,000 shares of common stock offered to Solid in return for Solid's 25% interest in the Golpejas Property would be adjusted accordingly. A forward split of 2 post-split shares of common stock for 1 pre-split share of common stock would result in Solid receiving the option to convert their 25% carried interest in the Golpejas Property into 10,000,000 shares of common stock.

3. As Manager of Exploration, Solid will prepare a budget every six months for approval by Goldtech for the work to be carried out annually, and will report the progress on a monthly basis. Monthly reports will include a geological assessment and work recommendation of the work performed including diamond drill results and a financial accounting against budget. Contracts made with third parties for work or services shall require approval by Goldtech before signing the contract, especially diamond drill contracts.

         Solid, as the Manager shall be responsible for maintaining books and account for the exploration work and Goldtech shall have the right to review them on reasonable notice. Goldtech. will have the right to monitor the work by an independent consulting geologist, and retains the right to assume direct management of exploration upon giving Solid 60 days written notice after the second year from the signing of this Agreement and prior to exercise of their right to convert their 25% carried interest into Goldtech shares.

4. As Manager, Solid shall receive a management fee of 10% of funds expended exclusive of third party contract, payable monthly.

5. Without further consideration to Solid, Goldtech shall be at liberty to stake additional claims adjacent to or in close proximity to the Golpejas Concessions, and Solid shall co-operate with Goldtech in such staking if so requested by Goldtech. Provided, however, that Solid or its agents agree not to stake additional claims within three (3) miles from the borders of the Golpejas Concessions without first obtaining the written consent of Goldtech. Any claims so staked by Goldtech or by Solid shall become subject to the terms and conditions of this Agreement and, upon termination of this Agreement for any reason whatsoever, shall be transferred into the name of Solid free and clear of any and all encumbrances.

6. The parties hereto agree that once this Agreement is executed by both parties, and after Goldtech has formed their own Spanish Company (to be named "Goldtech Mining Corporation of Spain') approved by the Spanish authorities, Solid shall be and is hereby required to transfer unto Goldtech or its nominee, title to a one hundred percent (100%) interest in the Golpejas Concessions free and clear of all and any encumbrances.

7. Upon the transfer of the Property to Goldtech Mining Corporation of Spain, Goldtech agrees to pay USD $20,000.00 to Tony Spat and USD $20,000.00 to Alfonso Gracia.

8. Goldtech shall, throughout the continued existence of this Agreement, at its sole expense be responsible for funding all annual or assessment work that is required to be performed to maintain the Golpejas Concessions in good standing and Solid as a Manager shall be responsible to perform and to file proof of the performance of such work and pay all moneys, taxes or other levies as may be necessary to maintain the Golpejas concessions in good standing according to Spanish Mining Regulations.

9. Goldtech shall fund and Solid as manager shall promptly pay all wages for work done on the Golpejas Concessions and comply with all laws, according to Spanish rules, pertaining to any work done on the claims and shall maintain and effect Worker's Compensation insurance coverage.

         Goldtech as the source of funds and Solid as Manager shall be jointly liable for anything done or omitted to be done on the mineral claims during the currency of this Agreement.

10. In the event that Goldtech chooses to terminate this Agreement for any reason whatsoever, Goldtech shall deliver to Solid all geological maps, reports, opinions as well as assay and other test results within six (6) months of abandonment or termination thereof.

11. Goldtech covenants and agrees that in the event it elects to terminate this Agreement, to pay the necessary fees in lieu of work or to file the necessary paper work with the Mining Recorder for the period covered by this Agreement in order to maintain the Golpejas Concession in good standing under the Spanish Mining Regulations as at the date of termination.

12. Solid warrants and represents to Goldtech with respect to the Golpejas Concessions as follows:

(a) that Solid is the sole beneficial owner of the Concessions by way of an option and has the right to transfer them to a third party;
(b) that the Concessions have been duly and properly located and recorded pursuant to the provisions of the Spanish Mining
         Regulations;
(c) that the Claims are in good standing and will remain in good standing to the lapse date set forth in Schedule "A"; (d) that no other person, firm or corporation has any right or agreement capable of becoming a right to option to a third party the Concessions or any interest in them;
(e) that the Concessions are free and clear of all liens, charges or encumbrances of whatsoever nature and kind, and Solid has done
(f) No act nor failed to do anything which would result in the filing of any lien or other charge upon or against the Concessions.

(g) That Solid has not nor will do any act to encumber or otherwise deal with the mineral Concessions between the date hereof and the recording of any transfer of the mineral concessions which may be required pursuant to the exercise of this Agreement by Goldtech.

13. During the continuance of this Agreement, Goldtech as source of funds and Solid as Manager shall have exclusive possession of the Golpejas Concessions with the right by themselves and their agents, employees and contractors to enter on the concessions and to perform thereon such prospecting, exploration, testing, mining or ore removal operations as may from time to time be deemed advisable, subject to the approval of the Spanish Government.

14. Goldtech shall have the right to assign this Agreement to an Assign who shall thereafter be bound by all the terms and conditions of the Agreement as standing in the place of Goldtech.

15. Time shall be of the essence of this Agreement, provided however, that notwithstanding anything to the contrary contained herein, it is agreed that if Goldtech and its agents should, at any time or times during the currency of the rights and options granted to it pursuant to this Agreement, be delayed in or prevented from carrying on Mining Operations on the Golpejas Concessions in such manner as it desires, which delays or preventions are caused by any cause beyond the reasonable control of Goldtech (including, without limiting the generality of the foregoing, acts of God, strikes, lockouts or other labour or industrial disturbances, interruptions by government or court orders, future orders of any regulatory body having jurisdiction, failure or inability to secure fuel, power, materials, contractors or labour, landslides, lightning, weather conditions materially preventing or impairing work, earthquakes, fires, storms, floods, washouts or explosions). The period of all such delays -- And shall extend the time within which Goldtech may exercise its rights and/or perform its obligations hereunder.

16. Any notices desired or required to be given hereunder shall be given in writing and shall be effectively given if delivered to the intended recipient personally or if delivered to the address specified below, or if sent by pre-paid registered post mailed from any point in Canada to the intended recipient at the address specified below, or any such other addresses may be supplied from time to time for the purposes of this Agreement. A notice delivered personally or to such address shall be deemed given on the date of delivery. A notice sent by pre-paid post shall be deemed delivered on the seventh (7th) day following the date of posting the notice. The notices shall be sent or delivered as follows:

     In the case of Solid to:

                  Attention:  Mr. Alvin Harter, President
                  Solid Resources Ltd.
                  #128, 2833 Broadmoor Blvd.
                  Sherwood Park, Alberta T8H 2H3

         In the case of Goldtech to:

                  Attention: Tracy Kroeker
                  GOLDTECH MINING CORPORATION
                  C/O Law Offices of Tolan S. Furusho
                  2200 112th Avenue NE, Suite 200
                  Bellevue, Washington,  USA   98004

17. All other agreements entered into between Solid and Goldtech prior to the date of this agreement, either verbal or written, are null and void.

18. This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors and assigns.

19. This Agreement is subject to the approval of the relevant regulatory authorities.

20. In the even of a dispute the parties agree to the venue of the Province of Alberta, Canada.

21. This Agreement may be signed in counterparts and the Agreement shall have the same force and effect if signed as originals.



IN WITNESS WHEREOF the parties hereto have hereunto affixed their hands and seals on the day and year first above written.

SOLID RESOURCES, LTD.


By Alvin Harter, President and CEO



GOLDTECH MINING CORPORATION


By Tracy Kroeker, President and Board Chairman